EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-27356) on Form S-8 of Sensient Technologies Corporation of our report dated June 9, 2025, with respect to the statements of net assets available for benefits of Sensient Technologies Corporation Retirement Employee Stock Ownership Plan as of December 31, 2024, and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, which report appears in the December 31, 2024 annual report on Form 11-K of Sensient Technologies Corporation Retirement Employee Stock Ownership Plan.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 9, 2025